EXHIBIT 23

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Rowe Companies

McLean, Virginia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 2.94943, 33-90486, 33-77766, 33-77768, 333-82571, 333-108542, 333-108554 and 333-108555) of The Rowe Companies of our report dated January 14, 2005, except for Note 2 and Note 6 which are as of April 15, 2005 relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K/A. We also consent to the incorporation by reference of our report dated January 14, 2005 relating to the financial statement schedule which appears in this Form 10-K/A.

/s/ BDO Seidman, LLP
BDO Seidman, LLP

High Point, North Carolina

April 15, 2005